Exhibit 10.1

TRANSITION AND SEPARATION AGREEMENT

AND GENERAL RELEASE OF CLAIMS

This TRANSITION AND SEPARATION AGREEMENT AND GENERAL RELEASE OF CLAIMS (this “Agreement”) is entered into by and between Tidewater Inc. (the “Company”) and David Darling (“Executive”). Executive and the Company are each referred to herein as a “Party” and collectively as the “Parties.”

WHEREAS, Executive and the Company are parties to a Severance and Change of Control Agreement dated effective March 9, 2021 (the “Severance Agreement”);

WHEREAS, (i) Executive will cease serving as the Company’s Executive Vice President and Chief Operating Officer effective as of June 30, 2025 (the “Transition Date”, which is also the “Termination Date” as defined in the Severance Agreement), and (ii) Executive’s employment with the Company to provide transition services will terminate effective as of December 31, 2026, unless earlier terminated in accordance with the terms hereof (such actual date of termination, the “Transition End Date”);

WHEREAS, in accordance with the Severance Agreement, the Company wishes to provide Executive with certain separation benefits, which are conditioned upon Executive’s execution, delivery and non-revocation of this Agreement and the Confirming Release (as defined below); and

WHEREAS, the Parties wish to resolve any and all claims that Executive has or may have against the Company and the other Company Parties (as defined below), including any claims that Executive has or may have arising from or relating to Executive’s employment, or the end of Executive’s employment, with any Company Party.

NOW, THEREFORE, in consideration of the promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Executive and the Company, intending to be legally bound, hereby agree as follows:

1.           Transition; Separation.

(a)        Officer Transition. Effective as of the Transition Date, Executive shall no longer serve (1) as an officer of the Company or any of its affiliates (as applicable) or (B) on any benefit plan committee, board of managers, board of directors or similar governing body of the Company or any of its affiliates (as applicable) or any other corporation, limited liability company, joint venture, trade organization, or other entity in which the Company or any of its affiliates holds an equity interest or with respect to which board or similar governing body Executive serves as the designee or other representative of the Company or any of its affiliates (unless agreed to in writing by the Company). For the avoidance of doubt, as of the Transition Date, Executive shall no longer hold himself out as an officer of the Company or other representative capable of binding the Company in any manner.

(b)        Transition Services. Between the Transition Date and the Transition End Date (the “Transition Period”), Executive shall serve as a Senior Advisor of the Company and shall remain available to faithfully and efficiently provide transition services as requested by the Company’s

Chief Executive Officer for up to thirty (30) hours per month. The Parties acknowledge and agree that Executive’s level of services with the Company during the Transition Period and thereafter is expected to be, and shall be, less than 20% of the average level of services provided by Executive during the immediately preceding 36-month period, such that Executive will experience a “separation from service” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury regulations and other guidance issued thereunder (collectively, “Section 409A”) as of the Transition Date (for avoidance of doubt, also the Termination Date under the Severance Agreement).

(i)     Base Salary and Benefits. During the Transition Period, Executive shall receive a monthly base salary of $5,000 (five thousand dollars), payable in accordance with the Company’s ordinary payroll practices. Executive shall also remain eligible for all other employee benefits offered by the Company, subject to applicable plan terms as in effect from time to time. The Company reserves the right to amend, modify or discontinue its benefit programs from time to time and nothing herein will be construed to limit such right.

(ii)    Equity Compensation. Executive hereby acknowledges and agrees that Executive’s outstanding equity awards shall be treated in accordance with Section 2 below, and solely for purposes of Executive’s outstanding equity award agreements, Executive’s employment with the Company shall be deemed to be terminated as of the Transition Date.

(c)        Termination of Employment. The Executive’s employment with the Company will end as of the Transition End Date. Notwithstanding anything herein to the contrary, Executive’s employment with the Company may end prior to the Transition End Date as a result of (i) Executive’s resignation, (ii) the Company’s termination of Executive’s employment for any reason, with or without Cause (as defined in the Severance Agreement), or (iii) Executive’s death or Disability (as defined in the Severance Agreement). In the event of such earlier termination of employment, the Transition End Date shall be the actual date of such termination.

2.         Separation Payments and Benefits. Provided that Executive: (x) executes this Agreement and returns a copy of this Agreement to the Company so that it is received by Daniel Hudson, Executive Vice President, General Counsel & Secretary (email: dhudson@tdw.com) by no later than 5:00 pm CT on August 14, 2025 (which is at least twenty one (21) days following the date this Agreement was provided to Executive) and does not revoke this Agreement pursuant to the terms of this Agreement; (y) as set forth in Section 8, executes and returns to the Company a copy of the Confirming Release Agreement that is attached as Exhibit A (the “Confirming Release”) on the Transition End Date and does not revoke the Confirming Release pursuant to the terms of the Confirming Release; and (z) remains in compliance with the other terms and conditions set forth in this Agreement (including Section 5), Executive shall be provided with the following separation payments and benefits in full satisfaction of all obligations of the Company under the Severance Agreement:

(a)        an aggregate amount of $1,350,000 (on million three hundred and fifty thousand dollars), representing 1.5 times the sum of 12 months of Executive’s Base Salary and Executive’s Target Bonus (as such terms are defined in the Severance Agreement), payable in equal installments in accordance with the Company’s regular payroll practices over the 18-month period following the Transition Date; provided, however, that the first such installment will be paid on the first payroll date that is at least 60 days after the Transition Date and will include all amounts that would otherwise have been paid to Executive during the period between the Transition Date and the first payment date if no delay had been imposed;

(b)        a Pro Rata Bonus (as defined in the Severance Agreement) for the 2025 fiscal year, which is payable, if earned, in 2026 at the same time 2025 annual bonuses are paid to other officers of the Company;

(c)       a lump sum cash payment of $22,760 (twenty-two thousand seven hundred and sixty dollars), representing 18 months of premiums for Executive’s and Executive’s covered dependents’ participation in the Company’s group health plans pursuant to COBRA, payable on the 60th day (or if such date does not fall on a business day, the next business day) following the Transition Date;

(d)        as of the Transition Date, (i) Executive shall vest in any unvested portion of Executive’s time-based Equity Awards (as defined in the Severance Agreement) that are scheduled to vest within 12 months following the Transition Date, as set forth in Exhibit B attached hereto, which awards shall be settled within 30 days following the Transition Date, (ii) with respect to any outstanding but unvested performance-based Equity Awards, such awards with a performance period ending within 12 months following the Transition Date, as set forth in Exhibit B attached hereto, shall remain outstanding and eligible to vest subject to actual achievement of the performance conditions and be settled in accordance with the terms of the award, and (iii) any remaining unvested portion of the Executive’s Equity Awards, as set forth in Exhibit B attached hereto, shall be forfeited automatically as of the Transition Date; and

(e)        Executive acknowledges and agrees that (i) following the Transition Date, Executive shall not continue to vest in any Equity Awards and expressly waives all further vesting during the Transition Period (and all unvested Equity Awards after giving effect to this Section 2 shall terminate automatically and without any further action by the Company and at no cost to the Company), and (ii) the consideration referenced in this Section 2 represents the entirety of the amounts Executive is eligible to receive as severance pay and benefits from the Company or any other Company Party, including under the Severance Agreement and Equity Awards.

3.

Release of Liability for Claims

.

(a)       For good and valuable consideration, including the consideration set forth in Section 2 (and any portion thereof), Executive knowingly and voluntarily (for Executive, Executive’s family, and Executive’s heirs, executors, administrators and assigns) hereby releases and forever discharges the Company and its affiliates, predecessors, successors, subsidiaries and benefit plans, and the foregoing entities’ respective equity-holders, officers, directors, managers, members, partners, employees, agents, representatives, and other affiliated persons, and the Company’s and its affiliates’ benefit plans (and the fiduciaries and trustees of such plans) (collectively, the “Company Parties”), from liability for, and Executive hereby waives, any and all claims, damages, or causes of action of any kind related to Executive’s ownership of any interest in any Company Party, Executive’s employment with any Company Party and any other acts or omissions related to any matter occurring on or prior to the date that Executive executes this Agreement, including: (i) any alleged violation through such time of: (A) any federal, state or local anti-discrimination, anti-harassment or anti-retaliation law, regulation or ordinance, including the Age Discrimination in Employment Act of 1967, including as amended by the Older Workers Benefit Protection Act (the “ADEA”), Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, Sections 1981 through 1988 of Title 42 of the United States Code and the Americans with Disabilities Act of 1990, as amended; (B) the Employee Retirement Income Security Act of 1974 (“ERISA”); (C) the Immigration Reform Control Act; (D) the National Labor Relations Act; (E) the Occupational Safety and Health Act; (F) the Family and Medical Leave Act of 1993; (G) Chapter 21 of the Texas Labor Code, the Texas Anti-Retaliation Act, the Texas Payday Act; (H) any federal, state or local wage and hour law; (I) any other local, state or federal law, regulation or ordinance; or (J) any public policy, contract, tort, or common law claim; (ii) any and all rights, benefits or claims Executive may have under any employment contract, incentive compensation plan or equity-based plan with any Company Party or to any ownership interest in any Company Party (including the Severance Agreement); (iii) any claim for compensation or benefits of any kind not expressly set forth in this Agreement; and (iv) any allegation for costs, fees, or other expenses including attorneys’ fees incurred in or with respect to any of the foregoing (collectively, the “Released Claims”). This Agreement is not intended to indicate that any such claims exist or that, if they do exist, they are meritorious. Rather, Executive is simply agreeing that, in exchange for any consideration received by Executive pursuant to Section 2, any and all potential claims of this nature that Executive may have against the Company Parties, regardless of whether they actually exist, are expressly settled, compromised and waived. THIS RELEASE INCLUDES MATTERS ATTRIBUTABLE TO THE SOLE OR PARTIAL NEGLIGENCE (WHETHER GROSS OR SIMPLE) OR OTHER FAULT, INCLUDING STRICT LIABILITY, OF ANY OF THE COMPANY PARTIES.

(b)       For the avoidance of doubt, nothing in this Agreement releases Executive’s rights to receive payments or benefits pursuant to Section 2. Further, in no event shall the Released Claims include: (i) any claim that arises after the date that Executive signs this Agreement; (ii) any claim to unemployment benefits, worker’s compensation or vested benefits under an employee benefit plan that is subject to ERISA; (iii) any claim for breach of, or otherwise arising out of, this Agreement; or (iv) any claim that relates to any rights of indemnification afforded Executive by statute or the Company’s governing documents or any directors & officers liability insurance coverage maintained by or on behalf of the Company. Further notwithstanding this release of liability, nothing in this Agreement prevents Executive from filing any non-legally waivable claim (including a challenge to the validity of this Agreement) with the Equal Employment Opportunity Commission (“EEOC”) or comparable state or local agency or participating in (or cooperating with) any investigation or proceeding conducted by the EEOC or comparable state or local agency or cooperating in any such investigation or proceeding; however, Executive understands and agrees that Executive is waiving any and all rights to recover any monetary or personal relief from a Company Party as a result of such EEOC or comparable state or local agency or proceeding or subsequent legal actions. Further, nothing in this Agreement prohibits or restricts Executive from: (A) filing a charge or complaint with, or cooperating in any investigation with, the Securities and Exchange Commission, the Financial Industry Regulatory Authority, or any other governmental agency, entity or authority (each, a “Government Agency”); (B) reporting violations of U.S. federal or state laws or regulations to a Government Agency; (C) making disclosures that are protected under U.S. federal and state whistleblower laws and regulations; or (D) accepting any monetary reward in connection with such whistleblower claims. Nothing herein shall prevent Executive from discussing or disclosing information regarding unlawful acts in the workplace, such as harassment, discrimination or any other conduct that Executive has reason to believe is unlawful.

4.          Representations and Warranties Regarding Claims. Executive represents and warrants that, as of the time at which Executive signs this Agreement, Executive has not filed or joined any claims, complaints, charges, or lawsuits against any of the Company Parties with any governmental agency or with any state or federal court or arbitrator for, or with respect to, a matter, claim, or incident that occurred or arose out of one or more occurrences that took place on or prior to the time at which Executive signs this Agreement (excluding, for the avoidance of doubt, any whistleblower complaints protected under applicable law), and Executive is not aware of any violation of any law, rule or regulation or any other misconduct by the Company or any of its officers or employees. Executive further represents and warrants that Executive has not made any assignment, sale, delivery, transfer or conveyance of any rights Executive has asserted or may have against any of the Company Parties with respect to any Released Claim.

5.        Covenants. Executive acknowledges and agrees that Executive has continuing obligations to the Company and its affiliates pursuant to the Severance Agreement, including obligations relating to confidentiality, non-competition, non-solicitation, and non-disparagement (collectively, the “Covenants”). In entering into this Agreement, Executive acknowledges the continued effectiveness and enforceability of the Covenants, and Executive expressly reaffirms Executive’s commitment to abide by, and agrees that he will abide by, the terms of the Covenants.

6.          Executive’s Acknowledgements. By executing and delivering this Agreement, Executive expressly acknowledges that the release given above includes a waiver and release of any and all claims that Executive has or may have against the Company Parties, individually and collectively, including, without limitation, any and all claims under the ADEA. Executive further expressly acknowledges that:

(a)        Executive has been given at least 21 days to review and consider this Agreement. If Executive signs this Agreement before the expiration of 21 days after Executive’s receipt of this Agreement, Executive has knowingly and voluntarily waived any longer consideration period than the one provided to Executive and such earlier signature was not induced by the Company through fraud, misrepresentation or a threat to withdraw or alter this Agreement prior to the expiration of such 21-day period. No changes (whether material or immaterial) to this Agreement shall restart the running of this 21-day period;

(b)         Executive is receiving, pursuant to this Agreement, consideration in addition to anything of value to which Executive is already entitled;

(c)         Executive has been advised, and hereby is advised in writing, to discuss this Agreement with an attorney of Executive’s choice and that Executive has had an adequate opportunity to do so prior to executing this Agreement;

(d)        Executive fully understands the final and binding effect of this Agreement; the only promises made to Executive to sign this Agreement are those stated herein; Executive is signing this Agreement knowingly, voluntarily and of Executive’s own free will with the full intent of releasing the Company Parties of all claims; Executive acknowledges and agrees that Executive has carefully read the Agreement and that Executive understands and agrees to each of the terms of the Agreement;

(e)         The only matters relied upon by Executive in causing Executive to sign this Agreement are the provisions set forth in writing within the four corners of this Agreement; and

(f)       No Company Party has provided any tax or legal advice regarding this Agreement, and Executive has had an adequate opportunity to receive sufficient tax and legal advice from advisors of Executive’s own choosing such that Executive enters into this Agreement with full understanding of the tax and legal implications thereof.

7.         Revocation Right. Notwithstanding the initial effectiveness of this Agreement, Executive may revoke the delivery (and therefore the effectiveness) of this Agreement within the seven-day period beginning on the date Executive executes this Agreement (such seven-day period being referred to herein as the “Release Revocation Period”). To be effective, such revocation must be in writing signed by Executive and must be delivered personally or by courier to the Company so that it is received by the Company contact specified in Section 2 above no later than 11:59 pm CT on the last day of the Release Revocation Period. If an effective revocation is delivered in the foregoing manner and timeframe, this Agreement will be no force or effect and Executive will not receive the payments or benefits set forth in Section 2 of this Agreement.

8.          Reaffirmation of Release. Within 21 days following the Transition End Date, Executive shall execute the Confirming Release and return Executive’s executed Confirming Release to the Company so that it is received by the Company contact specified in Section 2 above within 21 days following the Transition End Date. Executive shall not execute the Confirming Release prior to the Transition End Date.

9.           Governing Law. This Agreement and, if executed, the Confirming Release and their performance will be construed and interpreted in accordance with the laws of the State of Texas without regard to principles of conflicts of law that would apply the substantive law of any other jurisdiction.

10.         Counterparts. This Agreement may be executed in several counterparts, including by .PDF or .GIF attachment to email or by facsimile, each of which is deemed to be an original, and all of which taken together constitute one and the same agreement.

11.        Amendment; Entire Agreement. This Agreement may not be changed orally but only by an agreement in writing agreed to and signed by the Party to be charged. This Agreement, the Covenants and, if executed, the Confirming Release constitute the entire agreement of the Parties with regard to the subject matter hereof and supersede all prior and contemporaneous agreements and understandings, oral or written, between Executive and any Company Party with regard to the subject matter hereof.

12.        Further Assurances. Executive shall, and shall cause Executive’s affiliates, representatives and agents to, from time to time at the request of the Company and without any additional consideration, furnish the Company with such further information or assurances, execute and deliver such additional documents, instruments and conveyances, and take such other actions and do such other things, as may be reasonably necessary or desirable, as determined in the sole discretion of the Company, to carry out the provisions of this Agreement.

13.       Severability. Any term or provision of this Agreement (or part thereof) that renders such term or provision (or part thereof) or any other term or provision (or part thereof) hereof invalid or unenforceable in any respect shall be severable and shall be modified or severed to the extent necessary to avoid rendering such term or provision (or part thereof) invalid or unenforceable, and such modification or severance shall be accomplished in the manner that most nearly preserves the benefit of the Parties’ bargain hereunder.

14.       Interpretation. The Section headings have been inserted for purposes of convenience and shall not be used for interpretive purposes. The words “hereof,” “herein” and “hereunder” and other compounds of the word “here” shall refer to the entire Agreement and not to any particular provision hereof. The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation”, “but not limited to”, or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter. The word “or” as used herein is not exclusive and is deemed to have the meaning “and/or.” Unless the context requires otherwise, all references herein to a law, agreement, instrument or other document shall be deemed to refer to such law, agreement, instrument or other document as amended, supplemented, modified and restated from time to time to the extent permitted by the provisions thereof. Nothing in this Agreement is intended to take away or reduce any right, benefit or compensation from Executive that is provided for in the Severance Agreement. This Agreement has been reviewed by each of the Parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the Parties.

15.         No Assignment. No right to receive payments and benefits under this Agreement shall be subject to set off, offset, anticipation, commutation, alienation, assignment, encumbrance, charge, pledge or hypothecation or to execution, attachment, levy, or similar process or assignment by operation of law.

16.        Withholdings; Deductions. The Company may withhold and deduct from any payments or benefits made or to be made pursuant to this Agreement (a) all federal, state, local and other taxes as may be required pursuant to any law or governmental regulation or ruling and (b) any deductions consented to in writing by Executive.

17.       Section 409A. This Agreement and the benefits provided hereunder are intended be exempt from, or compliant with, the requirements of Section 409A and shall be construed and administered in accordance with such intent. Each installment payment under this Agreement shall be deemed and treated as a separate payment for purposes of Section 409A. Notwithstanding the foregoing, the Company makes no representations that the benefits provided under this Agreement are exempt from the requirements of Section 409A and in no event shall the Company or any other Company Party be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Executive on account of non-compliance with Section 409A.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the dates set forth beneath their names below, effective for all purposes as provided above.

EXECUTIVE /s/ David Darling David Darling Date: June 10, 2025 TIDEWATER INC. By: /s/ Quintin V. Kneen Name: Quintin V. Kneen Title: CEO & President Date: June 10, 2025

Signature Page to

Transition and Separation Agreement

and General Release of Claims

EXHIBIT A

CONFIRMING RELEASE

This Confirming Release (the “Confirming Release”) is that certain Confirming Release referenced in the Transition and Separation Agreement and General Release of Claims (the “Separation Agreement”), entered into by and between Tidewater Inc. (the “Company”) and David Darling (“Executive”). Unless sooner revoked by Executive pursuant to the terms of Section 5 below, Executive’s acceptance of this Confirming Release becomes irrevocable and this Confirming Release becomes effective on the eighth day after Executive signs it. Capitalized terms used herein that are not otherwise defined have the meanings assigned to them in the Separation Agreement. In signing below, Executive agrees as follows:

1.           Receipt of Leaves and Other Compensation. Other than payments and benefits provided pursuant to Section 2 of the Separation Agreement, Executive acknowledges and agrees that Executive has been paid in full all bonuses, been provided all benefits, and otherwise received all wages, compensation and other sums that Executive has been owed by each Company Party. Executive further acknowledges and agrees that Executive has received all leaves (paid and unpaid) that Executive has been entitled to receive from each Company Party.

2.           Release of Liability for Claims.

(a)        For good and valuable consideration, including the consideration set forth in Section 2 of the Separation Agreement (and any portion thereof), Executive knowingly and voluntarily (for Executive, Executive’s family, and Executive’s heirs, executors, administrators and assigns) hereby releases and forever discharges the Company Parties from liability for, and Executive hereby waives, any and all claims, damages, or causes of action of any kind related to Executive’s ownership of any interest in any Company Party, Executive’s employment with any Company Party, the termination of such employment, and any other acts or omissions related to any matter occurring on or prior to the date that Executive executes this Confirming Release, including: (i) any alleged violation through such time of: (A) any federal, state or local anti-discrimination, anti-harassment or anti-retaliation law, regulation or ordinance, including the ADEA, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, Sections 1981 through 1988 of Title 42 of the United States Code and the Americans with Disabilities Act of 1990, as amended; (B) ERISA; (C) the Immigration Reform Control Act; (D) the National Labor Relations Act; (E) the Occupational Safety and Health Act; (F) the Family and Medical Leave Act of 1993; (G) Chapter 21 of the Texas Labor Code, the Texas Anti-Retaliation Act, the Texas Payday Act; (H) any federal, state or local wage and hour law; (I) any other local, state or federal law, regulation or ordinance; or (J) any public policy, contract, tort, or common law claim; (ii) any and all rights, benefits or claims Executive may have under any employment contract, incentive compensation plan or equity-based plan with any Company Party or to any ownership interest in any Company Party (including the Severance Agreement); (iii) any claim for compensation or benefits of any kind not expressly set forth in this Confirming Release; and (iv) any allegation for costs, fees, or other expenses including attorneys’ fees incurred in or with respect to any of the foregoing (collectively, the “Further Released Claims”). This Confirming Release is not intended to indicate that any such claims exist or that, if they do exist, they are meritorious. Rather, Executive is simply agreeing that, in exchange for any consideration received by Executive

Exhibit A

pursuant to Section 2 of the Separation Agreement, any and all potential claims of this nature that Executive may have against the Company Parties, regardless of whether they actually exist, are expressly settled, compromised and waived. THIS RELEASE INCLUDES MATTERS ATTRIBUTABLE TO THE SOLE OR PARTIAL NEGLIGENCE (WHETHER GROSS OR SIMPLE) OR OTHER FAULT, INCLUDING STRICT LIABILITY, OF ANY OF THE COMPANY PARTIES.

(b)        For the avoidance of doubt, nothing in this Confirming Release releases Executive’s rights to receive payments or benefits pursuant to Section 2 of the Separation Agreement. Further, in no event shall the Further Released Claims include: (i) any claim that arises after the date that Executive signs this Confirming Release; (ii) any claim to unemployment benefits, worker’s compensation or vested benefits under an employee benefit plan that is subject to ERISA; (iii) any claim for breach of, or otherwise arising out of, this Confirming Release; or (iv) any claim that relates to any rights of indemnification afforded Executive by statute or the Company’s governing documents or any directors & officers liability insurance coverage maintained by or on behalf of the Company. Further notwithstanding this release of liability, nothing in this Confirming Release prevents Executive from filing any non-legally waivable claim (including a challenge to the validity of this Confirming Release) with the EEOC or comparable state or local agency or participating in (or cooperating with) any investigation or proceeding conducted by the EEOC or comparable state or local agency or cooperating in any such investigation or proceeding; however, Executive understands and agrees that Executive is waiving any and all rights to recover any monetary or personal relief from a Company Party as a result of such EEOC or comparable state or local agency or proceeding or subsequent legal actions. Further, nothing in this Confirming Release prohibits or restricts Executive from (A) filing a charge or complaint with, or cooperating in any investigation with, any Government Agency, (B) reporting violations of U.S. federal or state laws or regulations to a Government Agency, (C) making disclosures that are protected under U.S. federal and state whistleblower laws and regulations or (D) accepting any monetary reward in connection with such whistleblower claims. Nothing herein shall prevent Executive from discussing or disclosing information regarding unlawful acts in the workplace, such as harassment, discrimination or any other conduct that Executive has reason to believe is unlawful.

3.          Representations and Warranties Regarding Claims. Executive represents and warrants that, as of the time at which Executive signs this Confirming Release, Executive has not filed or joined any claims, complaints, charges, or lawsuits against any of the Company Parties with any governmental agency or with any state or federal court or arbitrator for, or with respect to, a matter, claim, or incident that occurred or arose out of one or more occurrences that took place on or prior to the time at which Executive signs this Confirming Release (excluding, for the avoidance of doubt, any whistleblower complaints protected under applicable law), and Executive is not aware of any violation of any law, rule or regulation or any other misconduct by the Company or any of its officers or employees. Executive further represents and warrants that Executive has not made any assignment, sale, delivery, transfer or conveyance of any rights Executive has asserted or may have against any of the Company Parties with respect to any Further Released Claim.

4.         Executive’s Acknowledgements. By executing and delivering this Confirming Release, Executive expressly acknowledges that the release given above includes a waiver and release of any and all claims which Executive has or may have against the Company Parties, individually and collectively, including, without limitation, any and all claims under the ADEA Executive further expressly acknowledges that:

(a)    Executive has been given at least 21 days to review and consider this Confirming Release. If Executive signs this Confirming Release before the expiration of 21 days after Executive’s receipt of this Confirming Release, Executive has knowingly and voluntarily waived any longer consideration period than the one provided to Executive and such earlier signature was not induced by the Company through fraud, misrepresentation or a threat to withdraw or alter this Confirming Release prior to the expiration of such 21-day period. No changes (whether material or immaterial) to this Confirming Release shall restart the running of this 21-day period;

(b)    Executive is receiving, pursuant to this Confirming Release and the Separation Agreement, consideration in addition to anything of value to which Executive is already entitled;

(c)    Executive has been advised, and hereby is advised in writing, to discuss this Confirming Release with an attorney of Executive’s choice and that Executive has had an adequate opportunity to do so prior to executing this Confirming Release;

(d)    Executive fully understands the final and binding effect of this Confirming Release; the only promises made to Executive to sign this Confirming Release are those stated herein and in the Separation Agreement; Executive is signing this Confirming Release knowingly, voluntarily and of Executive’s own free will with the full intent of releasing the Company Parties of all claims; Executive acknowledges and agrees that Executive has carefully read the Separation Agreement and this Confirming Release; and that Executive understands and agrees to each of the terms of the Separation Agreement and this Confirming Release;

(e)    The only matters relied upon by Executive in causing Executive to sign this Confirming Release are the provisions set forth in writing within the four corners of the Separation Agreement and this Confirming Release; and

(f)    No Company Party has provided any tax or legal advice regarding this Confirming Release, and Executive has had an adequate opportunity to receive sufficient tax and legal advice from advisors of Executive’s own choosing such that Executive enters into this Confirming Release with full understanding of the tax and legal implications thereof.

5.        Revocation Right. Notwithstanding the initial effectiveness of this Confirming Release, Executive may revoke the delivery (and therefore the effectiveness) of this Confirming Release within the seven-day period beginning on the date Executive executes this Confirming Release (such seven-day period being referred to herein as the “Confirming Release Revocation Period”). To be effective, such revocation must be in writing signed by Executive and must be delivered personally or by courier to the Company so that it is received by the Company contact specified in Section 2 of the Separation Agreement no later than 11:59 pm CT on the last day of the Confirming Release Revocation Period. If an effective revocation is delivered in the foregoing manner and timeframe, this Confirming Release will be no force or effect and Executive will not receive the payments or benefits set forth in Section 2 of the Separation Agreement, or with respect to payments and benefits already provided, Executive shall repay such payments (and value of such benefits) to the Company.

6.         Return of Property. Executive represents and warrants that, except as otherwise expressly permitted by the Company, Executive has returned, or shall promptly upon request return, to the Company all property belonging to the Company or any other Company Party, including all computer files, electronically stored information, computers and other materials and items provided to Executive by the Company or any other Company Party in the course of Executive’s employment and Executive further represents and warrants that Executive has not maintained a copy of any such materials or items in any form.

EXECUTIVE HAS CAREFULLY READ THIS CONFIRMING RELEASE, FULLY UNDERSTANDS HIS AGREEMENT, AND SIGNS IT AS HIS OWN FREE ACT.

EXECUTIVE David Darling Date:

THIS CONFIRMING RELEASE IS NOT TO BE SIGNED PRIOR TO THE TRANSITION END DATE.

EXHIBIT B

EQUITY AWARDS

Equity Award	Grant Date	Accelerated or Remains Outstanding as of the Transition Date	Forfeited as of the Transition Date
Time-Based RSU	March 2023	6,280	0
Time-Based RSU	March 2024	2,319	2,319
Time-Based RSU	March 2025	5,040	10,042
Performance-Based RSU	March 2023	6,280 (Target)	0
Performance-Based RSU	March 2024	0	6,956 (Target)
Performance-Based RSU	March 2025	0	15,122 (Target)

Exhibit B